                                                                     EXHIBIT 4.2


            AMENDED AND RESTATED STOCKHOLDERS AND RIGHTS AGREEMENT

                                 By and Among

                            Click Interactive, Inc.

                      The Stockholders, as defined herein

                                      and

                       The Investors, as defined herein


                           Dated as of July 9, 1999

                               TABLE OF CONTENTS

ARTICLE I    DEFINITIONS..............................................................   2

     Section 1.1     Construction of Terms............................................   2
     Section 1.2     Number of Shares of Stock........................................   2
     Section 1.3     Defined Terms....................................................   2

ARTICLE II   RESTRICTIONS ON TRANSFER: RIGHTS OF ErRST REFUSAL; CO-SALE RIGHTS........   4

     Section 2.1     Restrictions on Transfer.........................................   4
     Section 2.2     Right of First Refusal...........................................   5
     Section 2.3     Co-Sale Option...................................................   7
     Section 2.4     Change in Control................................................   8
     Section 2.5     Sales to Competitors.............................................   9
     Section 2.6     Prohibited Transfers.............................................   9

ARTICLE III  RIGHTS TO PURCHASE.......................................................   9

     Section 3.1     Right to Participate in Certain Sales of Additional Securities...   9
     Section 3.2     Assignment of Rights.............................................  10

ARTICLE IV   REGISTRATION RIGHTS......................................................  10

     Section 4.1     Optional Registrations...........................................  10
     Section 4.2     Required Registrations...........................................  11
     Section 4.3     Further Obligations of the Company...............................  13
     Section 4.4     Indemnification; Contribution....................................  15
     Section 4.5     Rule 144 and Rule 144A Requirements..............................  17
     Section 4.6     Transferability of Registration Rights...........................  17
     Section 4.7     Rights Which May Be Granted to Subsequent Investors..............  17

ARTICLE V    MARKET STAND-OFF AGREEMENT...............................................  18

ARTICLE VI   ELECTION OF DIRECTORS; ACTIONS REQUIRING BOARD APPROVAL..................  18

     Section 6.1     Board Composition................................................  18
     Section 6.2     Committees of the Board..........................................  19
     Section 6.3     Actions Requiring Board Approval.................................  19
     Section 6.4     Assignment.......................................................  21

ARTICLE VII  GENERAL..................................................................  21

     Section 7.1     Amendments, Waivers and Consents.................................  21
     Section 7.2     Legend on Securities.............................................  22

     Section 7.3     Governing Law....................................................  22
     Section 7.4     Section Headings.................................................  22
     Section 7.5     Counterparts.....................................................  23
     Section 7.6     Notices and Demands..............................................  23
     Section 7.7     Dispute Resolution...............................................  23
     Section 7.8     Remedies; Severability...........................................  24
     Section 7.9     Integration......................................................  25
     Section 7.10    Adjustment.......................................................  25
     Section 7.11    Term.............................................................  25

EXHIBITS


Exhibit A - Form of Stockholder Joinder Agreement
Exhibit B - Form of Investor Joinder Agreement

             AMENDED AND RESTATED STOCKHOLDERS AND RIGHTS AGREEMENT
             ------------------------------------------------------

     THIS AMENDED AND RESTATED STOCKHOLDERS AND RIGHTS AGREEMENT is made as of this 9th day of July, 1999 by and among Click Interactive, Inc., a Delaware corporation (together with any successor thereto, the "Company"), Michael W. Ferro, Jr. (the "Founder"), Robert K. Markese (the "Management Stockholder"), the investors identified on the signature pages hereto as the Series A Investors (each, a "Series A Investor" and, collectively, the "Series A Investors"), the investor identified on the signature pages hereto as the Series B Investor (the "Series B Investor" and, together with the Series A Investors, the "Investors"), for purposes of Article IV hereof, Robert K. Markese and any other stockholder, warrantholder or optionholder who from time to time becomes a party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A (collectively, the "Additional Stockholders"). The Founder
          ----------
and the Additional Stockholders are herein referred to collectively as the "Stockholders" and individually as a "Stockholder."

     WHEREAS, the Founder holds shares of the Company's Common Stock (as defined herein);

     WHEREAS, the Company and the Series A Investors have entered into a Stock Purchase Agreement, dated as of June 17, 1999 (the "Series A Purchase Agreement"), pursuant to which, among other things, the Series A Investors have purchased, and have agreed to purchase additional shares of the Company's Series A Convertible Participating Preferred Stock, $.001 par value per share (the "Series A Preferred Stock") and a Stockholders and Rights Agreement dated as of June 17, 1999 (the "Prior Stockholders Agreement");

     WHEREAS, the Company and the Series B Investor has entered into a Stock Purchase Agreement, dated as of the date hereof (the "Series B Purchase Agreement"), pursuant to which, among other things, the Series B Investor has agreed to purchase shares of the Company's Series B Convertible Participating Preferred Stock, $.001 par value per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock");

     WHEREAS, the execution and delivery of this Agreement, which is intended to amend and restate the Prior Stockholders Agreement, is a condition precedent to the transactions contemplated by the Series B Purchase Agreement; and

     WHEREAS, the Company desires to grant to the Series A Investors, the Series B Investor, the Founder and the Management Stockholder the rights contained herein, and the parties hereto desire to agree upon the terms upon which the outstanding securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted, in order to fulfill such condition.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I  DEFINITIONS
---------  -----------

     Section 1.1 Construction of Terms.  As used herein, the masculine, feminine
     ----------- ---------------------
or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

     Section 1.2 Number of Shares of Stock. Whenever any provision of this
     ----------- -------------------------
Agreement calls for any calculation based on a number of shares of Common Stock held by the Founder or an Investor, the number of shares deemed to be held by the Founder or an Investor shall be the total number of shares of Common Stock then owned by the Founder or such Investor, plus the total number of shares of Common Stock issuable upon conversion of any Preferred Stock or other convertible securities or exercise of any vested options, warrants or subscription rights then owned by the Founder or such Investor.

     Section 1.3 Defined Terms. The following capitalized terms, as used in this
     ----------- -------------
Agreement, shall have the meanings set forth below.

     An "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

     "Amended Charter" means the Company's Amended and Restated Certificate of Incorporation in effect as of the date hereof.

     "Board of Directors" means the Board of Directors of the Company,

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock, $.001 par value per share, of the Company and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Indebtedness" means with respect m any Person, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, (C) for any letter of credit or performance bond in favor of such Person, (D) for the payment of money relating to a capitalized lease obligation, or (E) any liability, contingent or otherwise (excluding trade payables to trade creditors in the ordinary course of business), of such Person to any other Person for any purchase price associated with any acquisition of assets, business or otherwise (including any deferred purchase price, assumption of Indebtedness, noncompetition payments or other forms of consideration); (ii) any liability of others of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; and (iii) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i) or (ii).

     "Liens" means any interest in, or claim against, property relating to an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to any security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, any rights of first refusal, charges, claims, liabilities, limitations, conditions, restrictions or other adverse claims.

     "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization, governmental or otherwise.

     "Purchaser Group" means, collectively, the Founder and the Investors.

     "Qualified Public Offering" means the Company's first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations, pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of the Company's Common Stock (i) in which the proceeds received by the Company (after deduction of underwriter discounts and commissions) equal or exceed $20,000,000,
(ii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market and (iii) either (A) at a price per share of Common Stock, after underwriter discounts and commissions, of not less than $9.20 per share (appropriately adjusted for any stock split, stock dividend, combination, recapitalization and the like), or (B) the pre-money market value of the Company's Common Stock based upon the initial offering price is equal to or in excess of $100,000,000.

     "Registrable Securities" means (i) any shares of Common Stock held by an Investor, (ii) any shares of Common Stock subject to acquisition by an Investor upon conversion of the shares of Preferred Stock (it being understood that if an Investor owns Preferred Stock, the Investor may exercise its registration rights hereunder by converting the shares to be sold under the relevant registration statement into Common Stock as of the closing of the relevant offering and shall not be required to cause such Preferred Stock to be converted to Common Stock until and unless such closing occurs) (iii) any shares of Common Stock issuable pursuant to the exercise of any vested warrants, options or other securities convertible into Common Stock held by an Investor and (iv) any securities issued and issuable with respect to any such shares described in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that notwithstanding anything to the contrary
                --------  -------
contained herein, "Registrable Securities" shall, for purposes of Section 4.1 only, include shares of Common Stock held by the Founder and the Management Stockholder, including shares of Common Stock issuable pursuant to the exercise of any vested warrants, options or other securities convertible into Common Stock held by such individuals and shall not include at any time securities (i) sold in a registered sale pursuant to an effective registration statement under the Securities Act, (ii) sold to the public pursuant to Rule 144 under the Securities Act or (iii) which could then be sold in their entirety pursuant to Rule 144(k) under the Securities Act without limitation or restriction.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Subsidiary" means any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by the Company or any other entity otherwise controlled by or under common control with the Company.

     "Transfer" means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security or of any rights. "Transferred" means the accomplishment of a Transfer, and "Transferee" means the recipient of a Transfer.

ARTICLE II   RESTRICTIONS ON TRANSFER: RIGHTS OF FIRST REFUSAL; CO-SALE RIGHTS
----------   -----------------------------------------------------------------

     Section 2.1 Restrictions on Transfer. Each Stockholder and Investor agrees
     ----------- ------------------------
that he, she or it will not Transfer all or any portion of the shares of capital stock of the Company now owned or hereafter acquired by him, her or it, except in connection with, and strictly in compliance with the conditions of, any of the following:

          (a) Transfers effected pursuant to Sections 2.2, 2.3 or 2.4 hereof and which are made strictly in accordance with the procedures set forth therein;

          (b) Transfers by such Stockholder or Investor to his or her spouse, children, parents or grandchildren or to a trust of which he or she is the settlor and a trustee for the benefit of his or her spouse, children, parents, grandchildren or charitable foundations, provided that the Transferee of any Stockholders shall have executed a Joinder Agreement in the form of Exhibit A
                                                                    ---------
attached hereto and the Transferee of any Investor shall have executed a Joinder Agreement in the form of Exhibit B attached hereto;
                         ---------

          (c) Transfers upon the death of such Stockholder or Investor to his or her heirs, executors or administrators or to a trust under his or her will or Transfers between such Stockholder or Investor and his or her guardian or conservator, provided that the Transferee of any Stockholder shall have executed a Joinder Agreement in the form of Exhibit A attached hereto and the Transferee
                                   ---------
of any Investor shall have executed a Joinder Agreement in the form of Exhibit B
                                                                       ---------
attached hereto;

          (d) Transfers by such Investor (i) among its Affiliates; (ii) to any current or retired partner, member or employee of such Investor or a general partner or managing member of such Investor; (iii) to a liquidating trust established for the benefit of any current or retired partners or members of such Investor; or (iv) to any investment fund or other entity controlled or managed by an Affiliate of such Investor, provided that, in each case, the
                                          --------
Transferee shall have executed a Joinder Agreement in the form of Exhibit B
                                                                  ---------
attached hereto;

          (e) Transfers by the Founder to the Company pursuant to, and strictly in accordance with, the terms of Section 1.6 of the Series A Purchase Agreement; and

          (f) Transfers by the Series B Investor in connection with a merger or combination or sale of substantial assets of the Series B Investor with or into or to any other entity, provided that the Transferee shall have executed a
                        --------
Joinder Agreement in the form of Exhibit B attached hereto.
                                 ---------

     Any permitted Transferee described in the preceding clauses (b), (c), (d) or (f) shall be referred to herein as a "Permitted Transferee." Notwithstanding anything to the contrary in this Agreement or any failure to execute a Joinder Agreement as contemplated hereby, Permitted Transferees shall take any shares so Transferred subject to all provisions of this Agreement as if such shares were still held by the transferor, whether or not they so agree with the transferor and/or the Company. Without limitation of the foregoing, in connection with any otherwise permitted Transfer of shares of capital stock that are restricted shares and are subject to any stock restriction agreement, any Transferee of any such shares shall agree in writing to be bound by the terms of any such stock restriction or similar agreement, including, without limitation, any repurchase or similar right contained therein.

     Section 2.2 Right of First Refusal. In the event that any Stockholder or
     ----------- ----------------------
Investor or any of their Permitted Transferees (a "Transferring Stockholder") desires to Transfer all or any portion of the shares of capital stock of the Company held by such Transferring Stockholder, other than (i) to a Permitted Transferee or pursuant to Section 2.1 hereof, or (ii) a Transfer of shares by the Founder which constitutes a Change in Control (as hereinafter defined) which is subject to Section 2.4 hereof, such Transferring Stockholder may, subject to the provisions of Section 2.3 hereof, if applicable, Transfer such shares only pursuant to and in accordance with the following provisions of this Section 2.2:

          (a) Such Transferring Stockholder shall deliver written notice (the "Offer Notice") to the Company and to the Purchaser Group of its desire to sell all or a portion of its capital stock and shall otherwise comply with the provisions of this Section 2.2. The Offer Notice shall specify (i) the number of shares that the Transferring Stockholder desires to sell (the "Offered Shares"),
(ii) the consideration per share that the Transferring Stockholder desires to be paid for the Offered Shares and (iii) all other material terms and conditions pursuant to which the Transferring Stockholder desires to sell the Offered Shares. The Transferring Stockholder's Offer Notice shall constitute an irrevocable offer to sell all such shares to the Company and the Purchaser Group on the basis described below at a purchase price equal to the price contained in, and on the same terms as set forth in, the Offer Notice.

          (b) The Company and the Purchaser Group shall have the right (the "Right of First Refusal") to accept the offer to purchase the Offered Shares for the consideration per share and on the terms and conditions specified in the Offer Notice in the order of priority described below.

           (i) The Company shall have the first right to accept the offer to purchase all or any portion of the Offered Shares for the consideration per share and on the terms and conditions specified in the Offer Notice. To exercise its Right of First Refusal, the Company shall, within twenty (20) days of receipt of the Offer Notice, communicate in writing such election to the Transferring Stockholder (with copies to the Purchaser Group). Such written election to purchase shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares.

           (ii) In the event the Company does not exercise its Right of First Refusal with respect to all of the Offered Shares, the Company shall notify the Transferring Stockholder and the Purchaser Group in writing of such fact (such notice, the "Subsequent Offer Notice"). Each member of the Purchaser Group shall then have the right to accept the offer to purchase up to that number of remaining Offered Shares as shall be equal to the product obtained by multiplying (X) the total number of remaining Offered Shares by (Y) a fraction, the numerator of which is the total number of shares of Common Stock owned by such member on the date of the Subsequent Offer Notice (as determined in accordance with Section 1.2 hereof) and the denominator of which is the total number of shares of Common Stock then held by the Purchaser Group as a whole on the date of the Subsequent Offer Notice (as determined in accordance with Section 1.2 hereof), subject to increase as hereinafter provided. The number of shares that each such member is entitled to purchase under this Section 2.2 shall be referred to as a "ROFR Fraction." In the event any such member does not wish to purchase its ROFR Fraction, then all other members who so elect shall have the right to accept the offer to purchase, on a pro rata basis with all who so elect (as hereinafter provided), any ROFR Fraction not purchased by such member. Each such other member's pro rata share shall be equal to the product obtained by multiplying (X) the ROFR Fraction of the member electing not to purchase shares under this Section 2.2 by (Y) a fraction, the numerator of which is the total number of shares of Common Stock owned by each such other member on the date of the Subsequent Offer Notice (as determined in accordance with Section 1.2 hereof) and the denominator of which is the total number of shares of Common Stock then held by the Purchaser Group, excluding the shares then held by the member electing not to purchase its ROFR Fraction. Each member of the Purchaser Group shall have the right to accept the Proposed Transaction by giving notice of such acceptance to the Company within twenty (20) days after receipt of the Subsequent Offer Notice, which notice shall indicate the maximum number of shares subject thereto which such member is willing to purchase in the event fewer than all members of the Purchaser Group elect to purchase their ROFR Fractions. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Board of Directors of the Company may determine the fair market value of such consideration, reasonably and in good faith, and the Purchaser Group may exercise their Right of First Refusal by payment of such fair market value in cash or cash equivalents. The Company shall notify the Transferring Stockholder and the Purchaser Group promptly following any lapse of the Right of First Refusal without acceptance thereof or any rejection of the Right of First Refusal.

     The closing for any purchase of shares by the Purchaser Group hereunder shall take place within thirty (30) days after the expiration of the twenty (20) day period following the receipt of the Subsequent Offer Notice by the Purchaser Group.

     In the event that the Company and the Purchaser Group do not elect to exercise the Right of First Refusal with respect to all of the Offered Shares, the Transferring Stockholder may sell the remaining Offered Shares to a Person (a "Proposed Transferee") on terms and conditions not less favorable to the Transferring Stockholder than those set forth in the Offer Notice. If the Transferring Stockholder's Transfer to the Proposed Transferee is not consummated in accordance with the terms and conditions contained in the Offer Notice within the later of (i) ninety (90) days after the expiration of the later of the Purchaser Group's Right of First Refusal and the Co-Sale Option set forth in Section 2.3, if applicable, and (ii) the satisfaction of all governmental approval or filing requirements, the proposed sale of the Offered Shares to the Proposed Transferee shall be deemed to lapse, and any Transfers of Offered Shares shall be deemed to be in violation of the provisions of this Agreement unless the Company and the Purchaser Group are once again afforded the Right of First Refusal provided for herein with respect to such Offered Shares.

     Section 2.3 Co-Sale Option. In the event that the Founder wishes to sell
     ----------- --------------
all or a portion of his shares of capital stock of the Company pursuant to
Section 2.2 hereof in a transaction involving aggregate net proceeds in excess of $1,000,000 which does not constitute a Change in Control, and the Rights of First Refusal are not exercised with respect to all of the Offered Shares proposed to be so sold, the Founder may Transfer such Offered Shares only pursuant to add in accordance with the following provisions of this Section 2.3:

          (a) The Investors shall have the right to participate in the sale of such Offered Shares on the terms and conditions herein stated (the "Co-Sale Option"), which right shall be exercisable upon written notice (the "Acceptance Notice") to the Founder within twenty (20) days after the Founder notifies the Investors in writing that the Company and the Purchaser Group have not elected to exercise their Rights of First Refusal with respect to all of such Offered Shares. The Acceptance Notice shall indicate the maximum number of shares of capital stock that each Investor wishes to sell (including the number of shares it would sell if one or more Investors do not elect to participate in the sale) on the terms and conditions stated in the Offer Notice.

          (b) Each Investor shall have the right to exercise its Co-Sale Option and sell a portion of its capital stock which is equal to or less than the product obtained by multiplying (i) the total number of Offered Shares that were proposed to be sold by the Founder pursuant to Section 2.2 (less any shares being purchased pursuant to a Right of First Refusal) by (ii) a fraction, the numerator of which is the total number of shares of Common Stock held by such Investor on the date of the Acceptance Notice (as determined in accordance with Section 1.2 hereof) and the denominator of which is the total number of shares of Common Stock then held by the Founder plus the total number of shares then deemed to be held by the Investors desiring to participate on the date of the Acceptance Notice (as determined in accordance with Section 1.2 hereof). To the extent that one or more Investors elect to not exercise their Co-Sale Option, then the rights of the other Investors (who exercise their Co-Sale Option) to sell shares pursuant to their Co-Sale Option shall be increased proportionately by the full amount of shares which the non-electing Investors were entitled to sell pursuant to this Section 2.3.

          (c) Within ten (10) days after the date by which the Investors were first required to notify the Founder of their intent to exercise their Co-Sale Option, the Founder shall notify each participating Investor of the number of shares held by such Investor that will be included in the sale and the date on which such sale will be consummated, which shall be no later than the later of (i) ninety (90) days after the date by which the Investors were required to notify the Founder of their intent to exercise the Co-Sale Option and (ii) the satisfaction of any governmental approval or filing requirements, if any.

          (d) Each Investor participating in a sale under this Section 2.3 may effect its participation in such sale hereunder by delivery to the Proposed Transferee, or to the Founder for delivery to the Proposed Transferee, of one or more instruments or certificates, properly endorsed for transfer, representing the shares of capital stock it elects to sell therein, provided that no such Investor shall be required to make any representations or warranties or provide any indemnities in connection therewith other than with respect to its ownership of the shares of capital stock being conveyed. At the time of consummation of the sale, the Proposed Transferee shall remit directly to each such Investor that portion of the net sale proceeds to which each such Investor is entitled by reason of its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities).

          (e) So long as the Proposed Transferee is neither a party, nor an Affiliate of a party, to this Agreement, such Proposed Transferee shall take the shares so Transferred free and clear of any further restrictions of this Article
II. In the event that the sale is not consummated within the period required by subsection (c) hereof or the Proposed Transferee fails to timely remit to each Investor its portion of the sale proceeds, such sale shall be deemed to lapse, and any Transfers of shares of capital stock pursuant to such sale shall be deemed to be in violation of the provisions of this Agreement unless the Founder once again complies with the provisions of Sections 2.2 and/or 2.3 hereof with respect to such Offered Shares.

     Section 2.4  Change in Control.
     -----------  -----------------

          (a) If the Founder determines to sell or exchange (in a business combination or otherwise) in one or a series of bona fide arms-length transactions to an unaffiliated third party all of the shares held by him and, in connection with such transaction or transactions, the implied equity value of the Company, on a fully-diluted basis, shall be no less than $125,000,000 (a "Change in Control"), then upon thirty (30) days written notice from the Founder to the Stockholders and the Investors, winch notice shall specify all material terms and conditions, including the consideration to be received, of such proposed Change in Control, each other Stockholder and each Investor shall be obligated to, and shall (i) sell, Transfer and deliver or cause to be sold, Transferred and delivered, to such third party, all of its or his shares in the same Change in Control transaction at the closing thereof (and will deliver certificates for all of its or his shares at the closing, free and clear of all claims, liens and encumbrances), and each such Stockholder and Investor shall receive the same consideration per share of Common Stock upon such sale as to be received by the Founder and (ii) if stockholder approval of the transaction is required, vote its or his shares in favor thereof.

          (b) The provisions of this Section 2.4 shall not apply to any Transfer
(i) pursuant to a Qualified Public Offering, or (ii) to a Permitted Transferee pursuant to Section 2.1 hereof; provided, however, that any such Permitted
                                --------  -------
Transferee shall be subject to and bound by the terms of this Section 2.4. A Change in Control transaction subject to this
Section 2.4 shall not be subject to the provisions of Section 2.2 or 2.3.

     Section 2.5 Sales to Competitors. Each Stockholder and Investor hereby
     ----------- --------------------
agrees not to directly or indirectly Transfer any shares of Common Stock or other securities of the Company or options in respect thereof to any Person whose activities, products or services are competitive with activities, products or services of the Company as reasonably determined by the Board of Directors, as of the date of the proposed Transfer; provided, that the foregoing shall not
                                         --------
restrict public sales registered under the Securities Act or pursuant to Rule 144 thereunder unless the relevant transferor has knowledge that the buyer or buyers are such competitors. The Company may impose stop transfer instructions with its transfer agent in order to enforce the foregoing covenant.

     Section 2.6  Prohibited Transfers. If any Transfer is made or attempted
     -----------  --------------------
contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company, the Investors and the Stockholders shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose. Without limitation to the foregoing, each of the Investors and the Stockholders further agrees that the provisions of Section 7.8 shall apply in the event of any violation or threatened violation of this Agreement.

ARTICLE III    RIGHTS TO PURCHASE
-----------    ------------------

       Section 3.1  Right to Participate in Certain Sales of Additional
       -----------  ---------------------------------------------------
Securities. The Company agrees that it will not sell or issue any shares of
----------
capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company unless the Company first submits written notice to the Purchaser Group identifying the terms of the proposed sale (including price, number or aggregate principal mount of securities and all other material terms), and offers to each member of the Purchaser Group the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if any member of the Purchaser Group does not fully exercise its rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties. The Company's offer to the Purchaser Group shall remain open and irrevocable for a period of thirty (30) days during which time each member of the Purchaser Group may accept such offer by written notice to the Company Setting forth the maximum number of shares or other securities to be purchased by any such member, including the number of shares or securities which such member would purchase if other members of the Purchaser Group do not elect to purchase, with the rights of electing members to purchase such additional shares or securities to be based on the relative holdings of shares of Common Stock of such electing members (as determined in accordance with Section 1.2 hereof). Any securities so offered which are not purchased by the Purchaser Group pursuant to such offer may be sold by the Company, but only on the terms and conditions set forth in the initial offer to the Purchaser Group, at any time within 120 days following the termination of the above-referenced 30-day period. For purposes of this Section 3.1, the "Pro Rata Allotment" of securities for each member of the Purchaser Group shall be based on the ratio (as determined in accordance with Section 1.2 hereof) which the shares of Common Stock held by it bears to all of the then issued and outstanding shares of Common Stock, calculated on a fully-diluted basis, as of the date of such written offer.

     Notwithstanding the foregoing, the right to purchase shall be inapplicable with respect to any issuance by the Company of (i) shares of Common Stock or options to purchase shares of Common Stock to its employees, directors and consultants pursuant to stock and option plans approved by the Board of Directors (including the Series A Investor Nominee and the Series B Investor Nominee), (ii) Common Stock upon conversion of the Preferred Stock, (iii) securities as a result of any stock split, stock dividend, reclassification or reorganization of the Company's Common Stock, and (iv) shares of Common Stock to be issued in connection with strategic acquisitions approved by a majority of the members of the Board of Directors (subject to any required consent of a Series A Investor Nominee (as hereinafter defined) or Series B Investor Nominee (as hereinafter defined) pursuant to Section 6.3(i) hereof).

     Section 3.2  Assignment of Rights. The rights of the Purchaser Group set
     -----------  --------------------
forth in this Article III are transferable to each Transferee of shares of capital stock of the Company hereunder. Each such subsequent holder of such shares must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted hereunder.

ARTICLE IV   REGISTRATION RIGHTS
----------   -------------------

     Section 4.1  Optional Registrations.  If at any time or times after the
     -----------  ----------------------
date hereof the Company shall seek to register any shares of its Common Stock under the Securities Act for sale to the public (except with respect to registration statements on Form S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public), the Company will promptly give written notice thereof to all holders of Registrable Securities (the "Holders") and the Founder and, with respect only to the initial public offering of the Company, the Management Stockholder (collectively referred to herein as the "Other Holders"). If within thirty (30) days after their receipt of such notice one or more Holders or Other Holders request the inclusion of some or all of the Registrable Securities owned by them in such registration, the Company will use its best efforts to effect the registration under the Securities Act of such Registrable Securities. In the case of the registration of shares of capital stock by the Company in connection with any underwritten public offering, if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, subject to the following sentence, the Company shall not be required to register Registrable Securities of the Holders or Other Holders in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the account of the Company. If any limitation of the number of shares of Registrable Securities to be registered by the Holders or Other Holders is required pursuant to this
Section 4.1, the number of shares to be excluded shall be determined in the following sequence: (i) first, securities held by any Persons not having any contractual, incidental "piggyback" rights, (ii) second, securities held by any Persons (other than the Holders or Other Holders) having contractual, incidental "piggyback" rights pursuant to an agreement which is not this Agreement and
(iii) third, Registrable Securities sought to be included by the Holders or Other Holders under this Section 4.1 as determined on a pro rata basis (based upon the respective holdings of securities by such

Holders or Other Holders); provided, however, that the Registrable Securities
                           --------  -------
sought to be included by the Holders shall not be excluded hereunder unless and until they have received net proceeds from the sale of Registrable Securities equal to or in excess of the aggregate purchase price paid by such Holders under the Series A Purchase Agreement and Series B Purchase Agreement, as applicable; provided, further, however, that (i) Registrable Securities held by the Founder
--------  -------  -------
in the Company's initial public offering shall be reduced on an equal basis with Registrable Securities held by the Holders and (ii) the Management Stockholder shall be subject to any cutbacks determined by the managing underwriter for such initial public offering.

     Section 4.2  Required Registrations.
     -----------  ----------------------

          (a) Demand Registration.  At any time that is six (6) months after the
              -------------------
initial public offering of Common Stock by the Company pursuant to an effective registration statement under the Securities Act, (i) on not more than two (2) occasions, the Holders of at least 20% of the Series A Preferred Stock then issued and outstanding may request that the Company register under the Securities Act all or a portion of the Registrable Securities held by such Holders having an aggregate value of at least $7,500,000 (based on the then current market price) and (ii) on not more than two (2) occasions, the Holders of at least 20% of the Series B Preferred Stock then issued and outstanding may request that the Company register under the Securities Act all or a portion of the Registrable Securities held by such Holders having an aggregate value of at least $7,500,000 (based on the then current market price).

          (b) Form S-3. After the Company's initial public offering of Common
              --------
Stock registered under the Securities Act, the Company shall use its best efforts to qualify and remain qualified to register securities on Form S-3 (or any successor form) under the Securities Act. So long as the Company is qualified to register securities on Form S-3 (or any successor form), the Holders of Series A Preferred Stock and the Holders of Series B Preferred Stock, each acting independently, shall have the right to request, on not more than two
(2) occasions in any consecutive twelve (12) month period, registration on Form S-3 (or any successor form) for the Registrable Securities held by such requesting Holders representing no less than 2% of the Company's then outstanding shares of Common Stock, including registrations for the sale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder.

          (c) Registration Requirements. Following a request pursuant to Section
              -------------------------
4.2(a) or (b) above, the Company will notify all of the other Holders of Registrable Securities and such Holders shall then have thirty (30) days to notify the Company of their desire to participate in the registration. Thereupon, the Company will use its reasonable best efforts to cause such of the Registrable Securities as may be requested by such Holders to be registered under the Securities Act in accordance with the terms of this Section 4.2. If the request for registration contemplates an underwritten public offering, the Company shall state such in the written notice and in such event the right of any Person to participate in such registration shall be conditioned upon their participation in such underwritten public offering and the inclusion of their securities in the underwritten public offering to the extent provided herein.

          (d) Underwritten Offering.  If a requested registration involves an
              ---------------------
underwritten public offering and the managing underwriter of such offering determines in good faith that the number of securities sought to be offered should be limited due to market conditions, then the number of securities to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter, provided that the shares to be excluded shall be determined in the following sequence: (i) first, securities held by any Persons not having any contractual, incidental "piggyback" fights,
(ii) second, securities held by any other Persons (other than the Holders) having contractual, incidental "piggy back" rights, (iii) third, Registrable Securities of Holders who did not make the original request for registration and
(iv) fourth, Registrable Securities of Holders who requested such registration. If there is a reduction of the number of Registrable Securities pursuant to clauses (iii) or (iv) such reduction shall be made on a pro rata basis (based upon the aggregate number of shares of Registrable Securities held by each such Holder). With respect to a request for registration pursuant to Section 4.2(a) or (b) which is for an underwritten public offering, the managing underwriter shall be chosen by the Board of Directors of the Company, subject to the consent of a majority-in-interest of the Holders of Registrable Securities requesting such registration, which consent will not be unreasonably withheld. If the managing underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          (e) Postponement. The Company may postpone the filing of any
              ------------
registration statement required hereunder for a reasonable period of time, not to exceed one hundred and twenty (120) days in the aggregate during any twelve-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of material nonpublic information or a material impending transaction or other matter and the Company's Board of Directors determines reasonably and in good faith that such disclosure would be inappropriate or inadvisable. The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule under the Securities Act is applicable) to become effective within one hundred eighty (180) days following the effective date of any registration required pursuant to this
Article IV or such lesser period as may be consented to by the managing underwriter. The Company shall not be required to cause a registration statement requested pursuant to this Article IV to become effective prior to ninety (90) days following the effective date of a registration statement initiated by the Company (or 180 days in the case of the Company's initial public offering of Common Stock), if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to Holders entitled to request demand registrations under this Article IV that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule under the Securities Act is applicable); provided, however, that the Company shall use its
                               --------  -------
best efforts to achieve such effectiveness promptly following such period. A registration will not count as a requested registration under Section 4.2(a) hereof until the registration statement relating to such registration has been declared effective by the Commission at the request of the initiating Holders; provided, however, that if a majority-in-interest of the participating Holders
--------  -------
of Registrable Securities shall request, in writing, that the Company withdraw a registration statement which has been filed under Section 4.2(a) hereof but not yet been declared effective, a majority-in-interest of such Holders may thereafter request the Company to reinstate such registration statement, if permitted under the Securities Act, or to file another registration statement, in accordance with the procedures set forth herein, in which case, the incremental fees and expenses incurred by the Company in connection with such reinstatement or filing shall be borne by the Holders.

     Section 4.3 Further Obligations of the Company. Whenever the Company is
     ----------- ----------------------------------
required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

          (a) Pay all expenses of such registrations and offerings (exclusive of underwriting discounts and commissions) and the reasonable fees and expenses (not to exceed $20,000) of not more than one independent counsel for the Holders (selected by a majority-in-interest of the Holders who participate in the registration) in connection with any registrations hereunder;

          (b) Use its reasonable best efforts to prepare and file with the Commission a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective until the Holder or Holders have completed the distribution described in the registration statement relating thereto (but for no more than 180 days or such other lesser period until all such Registrable Securities have been sold) and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for such period;

          (c) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of its Registrable Securities;

          (d) Enter into any reasonable underwriting agreement required by the proposed underwriter, if any, in such form and containing such terms as are customary; provided, however, that no Holder shall be required to make any
           --------  -------
representations or warranties other than with respect to its title to the Registrable Securities and with respect to any written information provided by the Holder to the Company, and if the underwriter requires that representations or warranties be made and that indemnification be provided, the Company shall make all such representations and warranties and provide all such indemnities, including, without limitation, in respect of the Company's business, operations and financial information and the disclosures relating thereto in the prospectus;

          (e) Use its best efforts to register or qualify the securities covered by said registration statement under the securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request; provided, that the
                                                            --------
Company shall not be required to register or qualify the securities in any jurisdictions in which such registration or qualification would require it to qualify to do business therein;

          (f) Immediately notify each selling Holder, at any time when a prospectus relating to his, her or its Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Holder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

          (g) Cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

          (h) Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdiction and all applicable rules and regulations of the Commission and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, but not later than 45 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any comparable successor provisions);

          (i) Make available to each selling Holder and any attorney, accountant or other agent or representative retained by any such Holder all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information so requested in connection with such registration statement subject, in each case, to such confidentiality agreements as the Company shall reasonably request;

          (j) Furnish to each selling Holder a signed counterpart, addressed to such Holder, if and to the extent permitted by applicable professional standards, a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' letter) with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in accountants' letters delivered to the underwriters in underwritten public offerings of securities; and

          (k) Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities under this Article IV.

     Section 4.4  Indemnification; Contribution.
     -----------  -----------------------------

          (a) Incident to any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each underwriter, each Holder or Other Holder who offers or sells any such Registrable Securities in connection with such registration statement (including its partners (including partners of partners and stockholders of any such partners), and directors, officers, employees and agents of any of them (a "Selling Holder"), and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a "Controlling Person")), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or "blue sky" laws or any rule or regulation thereunder in connection with such registration; provided, however, that the Company will not be liable to the
              --------  -------
extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Selling Holder or Controlling Person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Selling Holder expressly for use in such registration statement, such Selling Holder will indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder (including its partners (including partners of partners and stockholders of such partners) and directors, officers, employees and agents of any of them, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence; provided, however, that no Selling Holder shall
                                --------  -------
be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act. In no event, however, shall the liability of a Selling Holder for indemnification under this Section 4.4(a) exceed the lesser of (i) such Selling Holder's pro rata share of the total of such losses, claims, damages or liabilities or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement.

          (b) If the indemnification provided for in Section 4.4(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 4.4, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations; provided, however, that in the event of a registration statement filed in response to a demand under Section 4.2 and in which the Company does not register any shares of capital stock, the proportion of contribution by the Company, the other Selling Holders and the underwriters shall in all cases be governed by clause
(ii) above. The relative benefits received by the Company, the Selling Holders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Holders or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company, the Selling Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 4.4(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a Selling Holder be required to contribute any amount under this Section 4.4(b) in excess of the lesser of (i) such Selling Holder's pro rata share of the total of such losses, claims, damages or liabilities or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

          (c) The amount paid by an indemnifying party), or payable to an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 4.4 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. The indemnification and contribution provided for in this Section 4.4 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties. No indemnifying party, in the defense of any such claim or litigation, shall enter into a consent of entry of any judgment or enter into a settlement without the consent of the indemnified party, which consent will not be unreasonably withheld.

     Section 4.5  Rule 144 and Rule 144A Requirements. In the event that the
     -----------  -----------------------------------
Company becomes subject to Section 13 or Section 15(d) of the Exchange Act, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). The Company shall furnish to any Holder, within 15 days of a written request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules. After the occurrence of the first underwritten public offering of Common Stock pursuant to an offering registered under the Securities Act on Form S-1 or Form SB-1 (or any comparable successor forms), the Company shall use its reasonable best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

     Section 4.6  Transferability of Registration Rights. The registration
     -----------  --------------------------------------
rights set forth in this Agreement are transferable (i) subject to Sections 2.1 and 2.2 hereof, to each Transferee of Registrable Securities who receives at least 50,000 shares of Registrable Securities (appropriately adjusted for any stock split, stock dividend, combination, recapitalization and the like) or (ii) to any Permitted Transferee. Each subsequent holder of Registrable Securities must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement.

     Section 4.7  Rights Which May Be Granted to Subsequent Investors. Other
     -----------  ---------------------------------------------------
than permitted transferees of Registrable Securities under Section 4.6 hereof, the Company shall not, without the prior written consent of the holders of not less than a majority of the outstanding Registrable Securities, (i) permit purchasers of the Company's securities to become a party to this Agreement or
(ii) grant any other registration rights to any third parties other than subordinate piggyback registration rights.

ARTICLE V  MARKET STAND-OFF AGREEMENT. In connection with any public offering
---------  --------------------------
by the Company of its Common Stock, each of the Stockholders, the Investors and the Management Stockholder if requested in good faith by the Company and the managing underwriter of the Company's securities, shall agree not to, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company held by him, her or it (except for any securities sold pursuant to such registration statement) or enter into any Hedging Transaction (as defined below) relating to any securities of the Company for a period not to exceed 90 days (or 180 days in the case of the Company's initial public offering) following the effective date of the applicable registration statement as agreed to by such parties. For purposes of this Article V, "Hedging Transaction" means any short sale (whether or not against the box) or any purchase, sate or grant of any right (including without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Company's Common Stock.

ARTICLE VI   ELECTION OF DIRECTORS; ACTIONS REQUIRING BOARD APPROVAL.
----------   -------------------------------------------------------

     Section 6.1  Board Composition.
     -----------  -----------------

          (a) Subject to Section 6.1(b) hereof, each Investor and each Stockholder (including any Permitted Transferees) agrees to vote all of his, her or its shares of the Company's capital stock having voting power (and any other shares over which it exercises voting control) in connection with the election of directors of the Company and to take such other actions as are necessary so as to fix the number of members of the Board of Directors at five (5) and to elect and continue in Office as directors the following:

               (i) three (3) individuals nominated by the Founder (so long as he owns at least 30% of the issued and outstanding shares of capital stock of the Company) and thereafter by the Stockholders holding not less than a majority of the outstanding shares of Common Stock then held by the Stockholders, at least one of whom shall be the Chief Executive Officer of the Company and another of whom shall not be employed by, or be an Affiliate of, the Company, any Investor or any Stockholder, which individuals shall initially be the Founder, Randy Gray and Michael W. Ferro, Sr.; and

               (ii) one (1) individual nominated by the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, who shall initially be Jerry Murdock (the "Series A Investor Nominee"); and

               (iii) one (1) individual nominated by the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, who shall initially be Steve Mahoney (the "Series B Investor Nominee").

          (b) The Company will ensure that meetings of the Board of Directors are held at least four (4) times each year at intervals of not more than four
(4) months. The Company shall reimburse each Director for his or her reasonable travel and other reasonable expenses incurred in connection with attending meetings of the Board of Directors or otherwise in connection with his or her service as a member of the Board of Directors. The Amended Charter and By-laws of the Company will provide for exculpation and indemnification of the Directors and limitations on the liability of the Directors to the fullest extent permitted under applicable state law, and the Company shall obtain and maintain reasonable and customary directors' and officers' liability insurance coverage of at least $3,000,000 and otherwise, on terms reasonably satisfactory to the Investors.

     Section 6.2 Committees of the Board. The Company and each Investor and
     ----------- -----------------------
Stockholder agree to take such action necessary to establish and maintain an Audit Committee and a Compensation Committee of the Board of Directors. The Company and each Investor and Stockholder agree that (i) the Audit Committee shall be charged with reviewing the Company's financial statements and accounting practices and (ii) the Compensation Committee shall make all determinations regarding salary, bonus and other compensation of the officers and employees of the Company and the determination of any options, restricted stock or other equity compensation to be granted to employees, officers, directors, consultants, advisors or independent contractors, at prices determined in good faith by the Compensation Committee, and otherwise on such terms as the Compensation Committee shall determine. The composition of each such committee shall consist of three (3) Directors, one (1) of whom will be the Series A Investor Nominee and one (1) of whom will be the Series B Investor Nominee. Each of the Compensation and Audit Committees shall act by majority resolution of their members.

     Section 6.3  Actions Requiring Board Approval. The Company (which term
     -----------  --------------------------------
shall be deemed to include, for purposes of this Section 6.3, all Subsidiaries of the Company existing as of, and formed after, the date of this Agreement) shall not, without first having obtained the affirmative vote or written consent of a majority of the members of the Board of Directors, which majority shall include the Series A Investor Nominee and the Series B Investor Nominee:

          (a) amend, alter, repeal or waive any provision of, or add any provision to, the Amended Charter or the Company's By-laws (other than in connection with a QPO or the merger or acquisition of the Company approved by a majority of the members of the Board of Directors, subject to any consent of the Series A Investor Nominee and Series B Investor Nominee pursuant to this Section 6.3);

          (b) recapitalize or reclassify any class or series of its capital stock;

          (c) take any action or enter into any agreement to authorize, sell or issue any equity securities other than at fair market value or options, warrants or other securities convertible into or exchangeable for equity securities of the Company; provided, however, that the Company may issue shares of Common
             --------  -------
Stock or options to purchase shares of Common Stock to employees, directors and consultants of the Company pursuant to stock and option plans approved by the Compensation Committee;

          (d) directly or indirectly, through subsidiaries or otherwise, redeem, purchase or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock, except for (i) the redemption of the Preferred Stock pursuant to and as provided in the Amended Charter, (ii) the repurchase of shares of Common Stock at the original purchase price thereof from employees, directors or consultants of the Company, other than shares of Common Stock owned by Michael W. Ferro, Jr., Richard Weingarten and John T. Garber, II, pursuant to agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, including termination of employment and (iii) the redemption of shares of Common Stock from the Founder and the certain additional stockholders of the Company in accordance with Section 1.6 of the Series A Purchase Agreement;

          (e) declare or pay any dividends or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock or any other class of its capital stock (other than dividends payable by the Company solely in shares of Common Stock);

          (f) liquidate, dissolve or wind up the Company or sell, lease, convey, exchange, transfer or otherwise dispose of the assets of the Company outside the ordinary course of business or facilitate the sale of all or a majority of the outstanding capital stock of the Company (whether in one or a series of related transactions), other than a Change in Control transaction in which the Founder exercises his rights under Section 2.4 hereof and in connection with such transaction the equity value of the Company, on a fully-diluted basis, shall be no less than $125,000,000;

          (g) merge or consolidate with any other corporation, other than a Change in Control transaction in which the Founder exercises his rights under
Section 2.4 hereof and in
connection with such transaction the equity value of the Company, on a fully - diluted basis, shall be no less than $125,000,000;

          (h) effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, in connection with such transaction the equity value of the Company, on a fully-diluted basis, shall be no less than $125,000,000;

          (i) acquire any other corporation or business concern whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise, or make any investment in another business entity or any joint venture or similar arrangement in one transaction or a series of related transactions (A) in which the value of any such transaction or transactions exceeds $2,000,000 or (B) if the activities performed by such corporation or business concern are unrelated to those performed by the Corporation;

          (j) increase the size of the Board of Directors to more than five (5);

          (k) make any expenditures in excess of $500,000 which were not otherwise included in the Company's annual operating budget presented to the Board of Directors;

          (l) make any change in the Company's independent certified public accountants or change, adopt or modify any accounting method or policy or tax policy (other than as required under generally accepted accounting principles);

          (m) make any material change in the strategic direction or nature of the Company's business as carried out on the date of this Agreement except to the extent contemplated in the Company's draft business plan dated November 30, 1998 as updated and revised from time to time as approved by a majority of the Board of Directors (including the Series A Investor Nominee and the Series B Investor Nominee);

          (n) incur, create, assume, become or be liable in any manner with respect to, any long-term Indebtedness for money borrowed, except (i) Indebtedness incurred in the normal course of the Company's business, including for working capital needs, improvements and expansion so long as such Indebtedness does not exceed $250,000 at any one time or (ii) Indebtedness incurred for purchase money obligations and capitalized lease obligations, so long as: (x) the pertinent assets are acquired for use in the ordinary course of the Company's business, (y) the Indebtedness secured thereby does not exceed the fair market value of such assets and (z) the aggregate mount of such Indebtedness does not exceed $250,000 at any one time;

          (o) pledge or grant a security interest in any of its assets (including any leasehold interests in property used by the Company) or ownership interests now or hereafter owned, other than as collateral for Indebtedness permitted under Section 6.3(n) above; and

          (p) amend any employment agreement with the Founder or change the compensation paid thereunder in any material respect.

     Section 6.4  Assignment. Each Investor and each Stockholder agrees, as a
     -----------  ----------
condition to any Transfer of his, her or its shares, to cause the Transferee to agree to the provisions of this Article VI, whereupon such Transferee shall be subject to the provisions hereof.

ARTICLE VII   GENERAL
-----------   -------

     Section 7.1  Amendments, Waivers and Consents. For the purposes of this
     -----------  --------------------------------
Agreement, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of the rights hereof. This Agreement may not be amended or modified or any provision hereof waived without the joint written consent of the Company, the Stockholders holding not less than a majority of the outstanding shares of Common Stock then held by the Stockholders and the holders of not less than a majority of the outstanding shares of Series A Preferred Stock and the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, each voting separately as a class, provided, that any party may waive any provision hereof intended for its benefit by written consent; and provided, further, that (i) the provisions contained in Article II
             --------  -------
may be amended, modified or waived by the written consent of the Company, the Founder, the holders of not less than a majority of the outstanding shares of Series A Preferred Stock and the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, each voting separately as a class, provided that any such amendment, modification or waiver that disproportionately and adversely affects any Stockholder shall require the prior written consent of such Stockholder, (ii) the provisions contained in Article III may be amended, modified or waived by the written consent of the Company, the Founder, the holders of not less than a minority of the outstanding shares of Series A Preferred Stock and the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, each voting separately as a class, and (iii) the provisions contained in Article IV and Section 6.3 may be amended, modified or waived by the written consent of the Company, the holders of not less than a majority of the outstanding shares of Series A Preferred Stock and the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, each voting separately as a class.

     Section 7.2  Legend on Securities. The Company, each of the Investors and
     -----------  --------------------
each of the Stockholders acknowledge and agree that a legend in substantially the following form shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by an Investor or a Stockholder:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT
(1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

     THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AND RIGHTS AGREEMENT DATED AS OF JULY 9, 1999,

INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

     Section 7.3  Governing Law. This Agreement shall be deemed to be a contract
     -----------  -------------
made under, and shall be construed in accordance with, the laws of The State of Delaware, without giving effect to conflict of laws principles thereof.

     Section 7.4  Section Headings. The descriptive headings in this Agreement
     -----------  ----------------
have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

     Section 7.5  Counterparts. This Agreement may be executed simultaneously in
     -----------  ------------
any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties hereto, and those signatures need not be affixed to the same copy. The facsimile copies showing the signatures of the parties will constitute originally signed copies of the same agreement requiring no further execution.

     Section 7.6  Notices and Demands. Any notice or demand which is required or
     -----------  -------------------
provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company or the Founder, at the addresses set forth on the signature pages hereto, or at any other address designated by the Company or the Founder, respectively, to the Investors and the other parties hereto in writing; if to the Investors, at the address set forth on the signature pages hereto or at any other address designated by an Investor to the Company in writing; and if to any other Stockholder, at the mailing address for notice as set forth in the books and records of the Company.

     Section 7.7  Dispute Resolution.
     -----------  ------------------

          (a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted in accordance with this Section 7.7. The arbitration shall be held in New York, New York before a single arbitrator (who shall possess experience in corporate transaction litigation) and shall be conducted in accordance with the rules and regulations for large complex litigation promulgated by but not under the auspices of the American Arbitration Association (the "AAA"), unless specifically modified herein.

     The parties covenant and agree that the arbitration shall commence within one hundred eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered as soon as possible, but in no event later than six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

     The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 7.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 7.7 shall be enforceable in any court of competent jurisdiction.

     The parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by the arbitrator.

          (b) Each of the parties hereto irrevocably and unconditionally consents to the provisions of this Section 7.7 to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the State of New York for the purposes of enforcing the arbitration provisions of
Section 7.7(a) hereof. Each party further irrevocably waives any objection to proceeding in the manner set forth in this Section 7.7 based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration conducted in accordance with this Section 7.7 has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

     Section 7.8  Remedies; Severability. Notwithstanding Section 7.7 hereof, is
     -----------  ----------------------
specifically understood and agreed that any breach of the provisions of this Agreement by any

Person subject hereto may result in irreparable injury to the other parties hereto, that the remedy at law alone may be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). The Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invali date the remainder of such provision or the other provisions of this Agreement.

     Section 7.9  Integration. This Agreement, including the exhibits, documents
     -----------  -----------
and instruments referred to herein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the letter of intent between the Company and the Series A Investors, dated May 6, 1999 and the letter of intent dated June 16, 1999 between the Company and the Series B Investor. The Company and the Management Stockholder agree that Article IV of this Agreement shall constitute the entire agreement, and supercede all other prior agreements and understandings, both written and oral, with respect to the subject matter thereof, including the Employment Agreement dated as of June 1, 1999 between the Company and the Management Stockholder.

     Section 7.10  Adjustment. All references to share amounts and prices herein
     ------------  ----------
shall be equitably adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the capital stock of the Company.

     Section 7.11  Term. The provisions contained in Articles II, III and VI
     ------------  ----
will remain in effect only until the closing by the Company of a Qualified Public Offering. The remaining provisions will survive after a Qualified Public Offering.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders and Rights Agreement as of the date first above written.

                                    COMPANY:


                                         CLICK INTERACTIVE, INC.



                                    By:  /s/ Michael W. Ferro
                                       ------------------------------------
                                         Michael W. Ferro, Jr., President


                                         Address:
                                         919 North Michigan Avenue
                                         Chicago, Illinois  60611

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders and Rights Agreement as of the date first above written.

                                    FOUNDER:



                                    By:  /s/ Michael W. Ferro
                                         ----------------------------------
                                         Michael W. Ferro, Jr., President


                                         Address:
                                         2816 Osprey Cove Place, #101
                                         Kissimee, FL  34746

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders and Rights Agreement as of the date first above written.

                                         SERIES A INVESTORS:
                                         ------------------


                                         INSIGHT CAPITAL PARTNERS III, L.P.

                                         By: Insight Venture Associates III,
                                             L.L.C., its general partner

                                         By:  /s/ Jerry Murdock
                                            -----------------------------
                                            Name: Jerry Murdock
                                            Title: Partner


                                         INSIGHT CAPITAL PARTNERS III
                                         --COINVESTORS, L.P.

                                         By: Insight Venture Associates III,
                                             L.L.C., its general partner

                                         By:  /s/ Jerry Murdock
                                            -----------------------------
                                            Name: Jerry Murdock
                                            Title: Partner


                                         INSIGHT CAPITAL PARTNERS
                                         (CAYMAN) III, L.P.

                                         By: Insight Venture Associates III,
                                             L.L.C., its general partner

                                         By:  /s/ Jerry Murdock
                                            -----------------------------
                                            Name: Jerry Murdock
                                            Title: Partner

                                         Address for Investors:
                                            c/o Insight Capital Partners
                                            122 East 42nd Street, Suite 2400
                                            New York, New York 10168

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders and Rights Agreement as of the date first above written.

                                         SERIES B INVESTOR:
                                         -----------------


                                    COMPAQ COMPUTER CORPORATION



                                    By:  /s/ Stephen Mahoney
                                         -----------------------------
                                         Address:  40 Old Bolton Road
                                                   Stow, Massachusetts  01775

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders and Rights Agreement as of the date first above written.

                                    MANAGEMENT STOCKHOLDER:



                                    By:  /s/ Robert J. Markese
                                         ---------------------------------
                                         Robert J. Markese
                                         155 North Montclair Avenue
                                         Glen Ellyn, IL  60137

                                   EXHIBIT A

                     Form of Stockholder Joinder Agreement
                     -------------------------------------

     The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Amended and restated Stockholders and Rights Agreement (the "Agreement") dated as of July ___, 1999 by and among Click Interactive, Inc. (the "Company") and the other parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term Stockholder (each as defined in the Agreement), The address and facsimile number to which notices may be sent to the undersigned is as follows:

________________________________________________________________________________

Facsimile No._________________.


                                        ________________________________________
                                        [NAME OF UNDERSIGNED]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders and Rights Agreement as of the date first above written.

                                         SERIES A INVESTORS:
                                         ------------------


                                         INSIGHT CAPITAL PARTNERS III, L.P.

                                         By: Insight Venture Associates III,
                                             L.L.C., its general partner

                                         By:  /s/ Jerry Murdock
                                            -----------------------------
                                            Name: Jerry Murdock
                                            Title: Partner


                                         INSIGHT CAPITAL PARTNERS III
                                         --COINVESTORS, L.P.

                                         By: Insight Venture Associates III,
                                             L.L.C., its general partner

                                         By:  /s/ Jerry Murdock
                                            -----------------------------
                                            Name: Jerry Murdock
                                            Title: Partner


                                         INSIGHT CAPITAL PARTNERS
                                         (CAYMAN) III, L.P.

                                         By: Insight Venture Associates III,
                                             L.L.C., its general partner

                                         By:  /s/ Jerry Murdock
                                            -----------------------------
                                            Name: Jerry Murdock
                                            Title: Partner

                                         Address for Investors:
                                            c/o Insight Capital Partners
                                            122 East 42nd Street, Suite 2400
                                            New York, New York 10168